Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-1 of our report dated April 3, 2024, except as to Note 17(f), as to which the date is November 6, 2024, relating to the consolidated financial statements of Alpha Cognition Inc. as of December 31, 2023 and 2022 and for the years ended December 31, 2023 and 2022, which are included in Amendment No. 4 to the Registration Statement on Form S-1 (No. 333-280196) filed on November 6, 2024. We also consent to the reference to us under the heading “Experts” in Amendment No. 4 to the Registration Statement on Form S-1 incorporated by reference in this Registration Statement.

/s/ Manning Elliott LLP

CHARTERED PROFESSIONAL ACCOUNTANTS

Vancouver, British Columbia, Canada

November 12, 2024